EXHIBIT 10.14

FY14 Performance Unit Award Agreement

ENERGY XXI SERVICES, LLC
2006 LONG-TERM INCENTIVE PLAN
PERFORMANCE UNIT AWARDS AGREEMENT

This Performance Unit Awards Agreement (the “Agreement”), made as of the 21st day of July, 2014 (the “Grant Date”), by and between Energy XXI Services, LLC (the “Employer”), Energy XXI (Bermuda) Limited, a Bermuda entity (the “Company”) and _____________ (the “Grantee”), evidences the grant by the Employer of (“Performance Units” or “Award”) to the Grantee on such date and the Grantee’s acceptance of the Award in accordance with the provisions of the Energy XXI Services, LLC 2006 Long-Term Incentive Plan, as amended or restated from time to time (the “Plan”). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan. The Employer, the Company and the Grantee agree as follows:

1.          Purpose for Award. The Grantee hereby receives as of the date hereof a Performance Unit Award of __________ Performance Units pursuant to the terms of this Agreement (the “Grant”). This Grant is intended to reward the Grantee for future increases in the value of the Company’s Common Stock over the three year period beginning on the Grant Date (the “Performance Period”). All calculations required pursuant to this Agreement shall be made by the Committee and shall be final and binding on the Grantee. The Grant is comprised of both Time-Based Performance Units (25% of total award) and TSR Modified Performance Units (75% of total award).

(a)          Calculation of Time-Based Units. The amount payable to the Grantee pursuant to the Time-Based Performance Units shall be determined as of the applicable Vesting Date pursuant to Section 3(a) or the payment event pursuant to Section 3(b), and shall be based upon the number of Time-Based Performance Units which vest/are payable as of such date multiplied by the Adjusted Notional Value (defined below). This calculation will be made by the Committee.

(b)          Calculation of TSR Modified Performance Units.

(i)          Basic calculation of TSR Modified Performance Units. The amount payable to the Grantee pursuant to the TSR Modified Performance Units shall be determined as of the applicable Vesting Date pursuant to Section 3(a) or the payment event pursuant to Section 3(b). Such amount shall be based upon the number of TSR Modified Performance Units which vest/are payable as of such date multiplied by the Adjusted Notional Value. This amount shall then be multiplied by the appropriate “TSR Unit Number Modifier” set forth on Exhibit A to determine the amount (if any) payable as of such date.

FY14 Performance Unit Award Agreement

(ii)         Calculation of TSR Modified Performance Units upon a Change of Control or an Involuntary Termination. Upon (A) the occurrence of a Change of Control; or (B) an “Involuntary Termination” (defined below) (each an “Accelerated Vesting Event”), all Performance Units (including any outstanding Performance Units granted prior to the Grant Date under this Agreement (in the aggregate, the “Outstanding Performance Units”)) shall become 100% vested, the Performance Period will be shortened to end on the Accelerated Vesting Event, and the Outstanding Performance Units will be settled in accordance with the applicable TSR Unit Number Modifier set forth on Exhibit A. In addition, the Performance Units subject to this Agreement will paid out pursuant to the Adjusted Notional Value as calculated pursuant to Section 2 (Outstanding Performance Units other than the Performance Units subject to this Agreement will be paid out pursuant to the Adjusted Notional Value calculated pursuant the agreements evidencing such awards).

(iii)        Involuntary Termination. For purposes of this Agreement, an “Involuntary Termination” means a termination of the Grantee’s employment with the Employer (or any Affiliate) (A) due to death, (B) due to Disability, (C) by the Employer (or any Affiliate) without Cause, or (D) by the Grantee for “Good Reason.” “Good Reason” means the occurrence of any of the following circumstances without the consent of the Grantee: (1) the assignment to Grantee of any duties that materially adversely alter the nature or status of Grantee’s office and responsibilities (other than reporting responsibilities and other than any increase in responsibilities resulting from promotion), or other action that results in the material diminution of Grantee’s position, duties or authorities, from those in effect immediately prior to such change in position, assignment or action, (2) the material diminution of Grantee’s aggregate targeted compensation, or (3) the relocation of the Grantee’s principal place of employment to anywhere outside the greater Houston, Texas metropolitan area, (other than required travel on the business of the Company and its Affiliates). In the event of an occurrence of Good Reason, Grantee must notify the Employer in writing of the existence of Good Reason within 30 days of the occurrence. If the circumstances resulting in Good Reason are not cured by the Employer or its Affiliates within 30 days of receipt by the Employer of such notice, the Grantee may terminate his or her employment for Good Reason no later than the 60th day following the initial occurrence of Good Reason.

2.          Performance Unit Value.

(a)         Performance Unit Value. The value of each Performance Unit will have an initial notional value equal to the simple average of the closing prices of the Common Stock for the period of twenty business days ending on the day immediately preceding the Grant Date (the “Initial Notional Value”). At the applicable Vesting Date under Section 3(a) or the payment event under Section 3(b), the notional value of each Performance Unit will equal the simple average of the closing prices of the Common Stock for the period of twenty business days ending on the day immediately preceding the Vesting Date under Section 3(a) or the payment event under Section 3(b) (the “Adjusted Notional Value”).

The Initial Notional Value of the Performance Units is $22.48 per share.

(b)         Accounts. The Employer shall in accordance with the Plan establish and maintain a bookkeeping account for the Grantee (the “Performance Unit Account”), and such account shall be credited with the number of Performance Units granted to the Grantee. The Employer may establish separate bookkeeping accounts for the Time-Based Performance Units and the TSR Modified Performance Units which collectively will constitute the Performance Unit Account.

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FY14 Performance Unit Award Agreement

(c)          Transfer. Until the Performance Units awarded to the Grantee shall have vested, the Performance Units nominally credited to the Grantee’s Performance Unit Account shall not be sold, transferred, or otherwise disposed of and shall not be pledged or otherwise hypothecated.

3.         Vesting.

(a)          Vesting Dates. The Performance Units covered by this Agreement shall vest ratably over three (3) years, provided that Grantee is still employed by the Employer (or the Company or any Affiliate) on such each of these dates as follows: July 21, 2015, 2016; and 2017 (the “Vesting Dates”). Except as provided in Section 3(b) below, if the Grantee ceases to be employed by the Employer (or the Company or any Affiliate) for any other reason at any time prior to the applicable Vesting Date, the unvested Performance Units shall automatically be forfeited upon such cessation of employment.

(b)          Additional Vesting Events. Notwithstanding Section 3(a) above, all outstanding Performance Units that have not previously been forfeited pursuant to Section 3(a) shall become immediately payable upon the occurrence of an Accelerated Vesting Event.

4.         Time and Form of Payment. Payment shall be made in cash or Common Stock to the Grantee (at the sole discretion of the Committee) in a lump sum as soon as practicable after the Vesting Date, or event set forth in Section 3(b), and in any event, within 2 weeks after such date or event. To the extent that payment is made in Common Stock, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Common Stock free of all restrictions hereunder, except for applicable federal securities laws restrictions.

5.          Compliance with Laws and Regulations. The issuance of shares of Common Stock upon vesting of the Performance Units shall be subject to compliance by the Employer, the Company and the Grantee with all applicable requirements of securities laws, other applicable laws and regulations of any stock exchange on which the shares of Common Stock may be listed at the time of such issuance or transfer. The Grantee understands that the Company is under no obligation to register or qualify the shares of Common Stock with the Securities and Exchange Commission (“SEC”), any state securities commission or any stock exchange to effect such compliance.

6.         Tax Withholding. The Employer and the Company may deduct from any payment of any kind otherwise due to the Grantee (including payments due when the Performance Units vest) any federal, state or local taxes of any kind required by law to be withheld with respect to the payment of Performance Units. Alternatively, the Grantee may no later than the date as of which the Performance Units vest, pay to the Employer or the Company (in cash or to the extent permitted by the Committee, Common Stock held by the Grantee whose Fair Market Value on the day preceding the date the Performance Units vests or is payable is equal to the amount of the Grantee’s tax withholding liability) any federal, state or local taxes of any kind required by law to be withheld, if any, with respect to the Performance Units that vest or become payable.

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FY14 Performance Unit Award Agreement

7.         Non-transferability. This Award is not transferable.

8.         No Right to Continued Employment. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on the right of the Employer or the Company or any of its Affiliates to terminate the Grantee’s employment at any time, in absence of a specific written agreement to the contrary.

9.         Severability. In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable and shall not affect the remaining provisions of this Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

10.         Certain Restrictions. By executing this Agreement, Grantee acknowledges that he will enter into such written representations, warranties and agreements and execute such documents as the Employer or the Company may reasonably request in order to comply with the terms of this Agreement or the Plan, or securities laws or any other applicable laws, rules or regulations.

11.         Amendment and Termination. Except as otherwise provided in the Plan or this Agreement, no amendment or termination of this Agreement shall be made by the Employer or the Company without the written consent of the Grantee.

12.         No Guarantee of Tax Consequences. Neither the Employer nor the Company makes any commitment or guarantee to Grantee that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Agreement.

13.         Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Employer, the Company and all persons lawfully claiming under Participant.

14.         Committee Determinations. Every interpretation, decision or determination made by Committee pursuant to this Award shall be final and binding upon the Grantee, and may not be challenged or overturned, in whole or in part, except upon clear and convincing proof that such interpretation, decision or determination is an abuse of discretion.

15.         Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas. The courts in Harris County, Texas shall be the exclusive venue for any dispute regarding the Plan or this Agreement.

[Signatures on following page]

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FY14 Performance Unit Award Agreement

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

ENERGY XXI SERVICES, LLC

By:
D. West Griffin
Director

ENERGY XXI (BERMUDA) LIMITED, a Bermuda entity

By:
John D. Schiller, Jr.
Chairman and CEO

GRANTEE:

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EXHIBIT 10.14

FY14 Performance Unit Award Agreement

Exhibit A

	Relative TSR Performance	TSR Unit Number Modifier
Below Threshold	< 25th Percentile	0%
Threshold	25th Percentile	50%
Target	50th Percentile	100%
Maximum	75th Percentile (or above)	200%

“Total Shareholder Return” (“TSR”) means, with respect to each applicable company, (a) the sum of (i) share price appreciation (calculated as the simple average of the closing prices of the applicable equity security for the period of twenty business days ending on the day immediately preceding the Vesting Date less the simple average of the closing prices of the applicable equity security for the period of twenty business days ending on the day immediately preceding Grant Date or, as applicable, the preceding Vesting Date), plus (ii) cumulative dividends or distributions during each annual vesting year, plus (iii) any additional value or compensation received by share or unit holders such as equity received from spinoffs during such vesting year, (b) divided by the simple average of the closing prices of the applicable equity security for the period of twenty business days ending on the day immediately preceding the Grant Date; provided, however, upon the occurrence of an Accelerated Vesting Event, the “TSR Unit Number Modifier” set forth on above will be deemed to be 200% with respect to the Performance Period. In addition, upon the occurrence of an Accelerated Vesting Event, the “TSR Unit Number Modifier” with respect to all Outstanding Performance Units other than Performance Units awarded pursuant to this Agreement will be deemed to be 200%.

“Relative TSR Performance” set forth in the table above will equal the ratio of the Company’s TSR as compared to the TSR of the following peer companies (calculated as a simple average), in each case, over the Performance Period:

Anadarko Petroleum Corporation	Encana Corporation	Range Resources Corporation
Apache Corporation	EnQuest PLC	SM Energy Company
Cabot Oil & Gas Corporation	Forest Oil Corporation	Southwestern Energy Company
Chesapeake Energy Corporation	Newfield Exploration Company	Stone Energy Corp.
Cimarex Energy Co.	Noble Energy Inc.	Ultra Petroleum Corp.
Denbury Resources Inc.	Pioneer Natural Resources Company	W&T Offshore, Inc.
Devon Energy Corporation	Premier Oil plc	Whiting Petroleum Corporation
EOG Resources Inc.	Quicksilver Resources Inc.

FY14 Performance Unit Award Agreement

In the event a peer company is no longer publicly traded (for any reason, including merger, acquisition, or bankruptcy) during any annual vesting period, the peer company will be eliminated from the list above (and no other company will replace the eliminated peer) for any uncompleted annual vesting periods during the Performance Period.

The “TSR Unit Number Modifier” set forth in the table above will be interpolated for relative TSR performance at percentiles between the 25th and 75th (but the TSR Unit Number Modifier will be no greater than 200%). In the event the Company’s TSR determined with respect to the annual period ending on any Vesting Date is negative, the TSR Unit Number Modifier may be no greater than 100% (regardless of the relative performance of the Company’s TSR).

Calculations pursuant to this Exhibit A will be made by or pursuant to the direction and ultimate discretion of the Committee.

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